Exhibit (a)(1)(A)

Offer to Purchase for Cash

by

PROPHASE LABS, INC.

of

Up to 1,700,000 Shares of its Common Stock

at a Purchase Price of $2.30 Per Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, DECEMBER 18, 2017 UNLESS THE OFFER IS EXTENDED (THE “EXPIRATION TIME”).

ProPhase Labs, Inc., a Delaware corporation (the “Company,” “we,” or “us”), is offering to purchase up to 1,700,000 shares of its common stock, par value $0.0005 per share (the “Common Stock”), at a price of $2.30 per share, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions of this Offer to Purchase and the related Letter of Transmittal (which together, as they may be amended and supplemented from time to time, constitute the “Offer”). Unless the context otherwise requires, all references to the shares shall refer to the Common Stock of the Company.

On the terms and subject to the conditions of the Offer, we will pay for shares properly tendered and not properly withdrawn in the tender offer, a price of $2.30 per share, less any applicable withholding taxes and without interest. Only shares properly tendered and not properly withdrawn will be purchased. Due to the “odd lot” priority and proration provisions described in this Offer to Purchase, all of the shares tendered may not be purchased if more than the number of shares we seek are properly tendered and not properly withdrawn. Shares tendered but not purchased in the Offer will be returned at our expense promptly following the expiration of the Offer. See Section 3.

Subject to certain limitations and legal requirements, we reserve the right, in our sole discretion, to purchase more than 1,700,000 shares pursuant to the Offer. See Section 1.

The Offer is subject to certain conditions. See Section 6.

The shares are listed and traded on the NASDAQ Capital Market (“NASDAQ”) under the symbol “PRPH”. On November 9, 2017, the last full trading day before we announced our intention to commence the Offer, the last reported sale price of our Common Stock was $2.11 per share. Stockholders are urged to obtain current market quotations for the shares. See Section 7.

Our Board of Directors has approved the Offer. However, none of the Company, our Board of Directors, the Information Agent or the Depositary makes any recommendation to you as to whether to tender or refrain from tendering your shares and we have not authorized any person to make any such recommendation. You must decide whether to tender your shares and, if so, how many shares to tender. In doing so, you should read and evaluate carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer, and should discuss whether to tender your shares with your broker or other financial or tax advisor. See Section 2.

Our directors, executive officers and affiliates are entitled to participate in the Offer on the same basis as all other stockholders. The equity ownership of our directors, executive officers and affiliates who do not tender Shares in the Offer will proportionately increase as a percentage of our outstanding Common Stock following the consummation of the Offer. See Section 10.

Neither the Securities and Exchange Commission (the “SEC” or the “Commission”) nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense.

November 20, 2017

IMPORTANT

If you desire to tender all or any portion of your shares, you must do one of the following before the Offer expires:

●	complete and sign the Letter of Transmittal in accordance with the instructions to the Letter of Transmittal, have your signature thereon guaranteed if Instruction 1 to the Letter of Transmittal so requires, mail or deliver the Letter of Transmittal, together with any other required documents, including the share certificates, to the Depositary (as defined herein);

●	tender the shares in accordance with the procedure for book-entry transfer set forth in Section 3; or

●	request that your commercial bank, broker, dealer, trust company or other nominee effect the transaction for you. If you have shares registered in the name of a commercial bank, broker, dealer, trust company or other nominee you must contact that institution if you desire to tender those shares.

If you desire to tender shares and your certificates for those shares are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis, or time will not permit all required documents to reach the Depositary prior to the Expiration Time (as defined herein), your tender may be effected by following the procedure for guaranteed delivery set forth in Section 3.

To properly tender shares, you must validly complete the Letter of Transmittal.

Questions and requests for assistance may be directed to Mackenzie Partners, Inc., the Information Agent for the Offer, at the address and telephone number set forth on the back cover page of this document. Requests for additional copies of this document, the related Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent.

We are making the Offer to all stockholders of our Common Stock.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your shares in the Offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than those contained in this Offer to Purchase and in the related Letter of Transmittal. If anyone makes any recommendation or gives any information or representation, you must not rely upon that recommendation, information or representation as having been authorized by us, our Board of Directors, the Information Agent or the Depositary.

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SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. The Company is at times referred to as “we,” “our” or “us.” We refer to the shares of our Common Stock as the “shares.” This summary term sheet highlights certain material information in the remainder of this Offer to Purchase, but you should realize that it does not describe all of the details of the tender offer to the same extent described in the remainder of this Offer to Purchase. We urge you to read the entire Offer to Purchase and the related Letter of Transmittal because they contain the full details of the Offer. We have included references to the sections of this document where you will find a more complete discussion.

Who is offering to purchase my shares?

The Company is offering to purchase up to 1,700,000 shares of its common stock, par value $0.0005 per share. See Section 1.

What will the purchase price for the shares be and what will be the form of payment?

The purchase price for the shares will be $2.30 per share. If your shares are purchased in the Offer, we will pay you the purchase price, in cash, less any applicable withholding taxes and without interest, promptly after the expiration of the Offer. See Sections 1 and 5.

How many shares is the Company offering to purchase in the Offer?

We will purchase up to 1,700,000 shares in the Offer (representing approximately 13.7% of our issued and outstanding shares as of November 14, 2017), or if a lesser number of shares are properly tendered and not properly withdrawn, all shares that are properly tendered and not properly withdrawn. If more than 1,700,000 shares are properly tendered and not properly withdrawn, we will purchase all shares properly tendered and not properly withdrawn on a pro rata basis, except for “odd lots” (lots held by owners of fewer than 100 shares), which we will purchase on a priority basis. We also expressly reserve the right to purchase additional shares, up to 2% of our outstanding shares (248,569 shares, based on 12,428,461 shares of our Common Stock issued and outstanding as of November 14, 2017), without extending the Offer, and could decide to purchase more shares, subject to applicable legal requirements. See Section 1.

How will the Company pay for the shares?

Assuming that the maximum of 1,700,000 shares are tendered in the Offer at a price of $2.30 per share, the aggregate purchase price will be $3.9 million. We expect that expenses for the Offer will be approximately $30,000. We anticipate that we will pay for the shares tendered in the Offer and all expenses applicable to the Offer from our cash and cash equivalents. As of November 14, 2017, we had approximately $27.7 in cash and cash equivalents.

The Offer is not conditioned upon the receipt of financing.

How long do I have to tender my shares; can the Offer be extended, amended or terminated?

You may tender your shares until the Offer expires. The Offer will expire on Monday, December 18, 2017, at 12:00 midnight, New York City time, unless we extend it. See Section 1. If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely they have an earlier deadline for administrative reasons, such as three business days before the expiration of the Offer, for you to act to instruct them to accept the Offer on your behalf. We urge you to contact the broker, dealer, commercial bank, trust company or other nominee to find out their deadline. See Section 3.

We may choose to extend the Offer at any time and for any reason, subject to applicable law. See Section 14. We cannot assure you that we will extend the Offer or indicate the length of any extension that we may provide. If we extend the Offer, we will delay the acceptance of any shares that have been tendered. We can also amend the Offer in our sole discretion or terminate the Offer under certain circumstances. See Sections 6 and 14.

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How will I be notified if the Company extends the Offer or amends the terms of the Offer?

If we extend the Offer, we will issue a press release announcing the extension and the new Expiration Time by 9:00 a.m., New York City time, on the business day after the previously scheduled Expiration Time (as defined herein). We will announce any amendment to the Offer by making a public announcement of the amendment. See Section 14.

What is the purpose of the Offer?

On August 25, 2017 we commenced a tender offer to purchase up to 4.0 million shares of our common stock at a price of $2.30 per share. The purpose of the tender offer was to provide an opportunity to our stockholders to recognize a portion of the proceeds from our recent sale of substantially all of our assets, comprised of the intellectual property and other assets related to the our Cold-EEZE® brand and product line. We completed the tender offer on September 25, 2017, in which stockholders of the Company tendered 4,323,335 shares of common stock. The tender offer was oversubscribed by approximately two million shares.

In response to the stockholder interest expressed in connection with our recently completed tender offer, our Board of Directors has determined to commence this tender offer in order to provide our stockholders a further opportunity for cash liquidity.

The consummation of the Offer will have the following effects on our financial statements: our cash and cash equivalents, total stockholders’ equity and number of outstanding shares will decrease while our earnings/loss per share at any given level of our net income/loss will increase proportionately by virtue of the decrease in our outstanding shares.

In determining to authorize the Offer, our Board of Directors considered a broad range of factors, including the results of our recent tender offer (and the oversubscription by approximately two million shares), the aggregate fair market value of our assets and the total amount of our liabilities (including contingent liabilities), the amount of excess capital we have available to return to stockholders, along with our capacity to replace any returned capital should we need to do so, market conditions, our financial condition, operations, liquidity and capital needs, strategy and expectations for the future, the current and historical market prices of our shares, alternative methods of utilizing our excess capital and the potential attractiveness of the Offer to our stockholders. Our Board of Directors also considered risks and uncertainties, including the potential for negative developments relating to our business and the securities markets generally.

Based on this review, our Board of Directors determined that the Offer is a prudent use of our financial resources and represents an efficient mechanism to provide our stockholders with the opportunity to tender all or a portion of their shares (including shares that they were unable to tender in our prior tender offer) and thereby receive a return of some or all of their investment if they so elect. The Offer also provides stockholders with an opportunity to obtain liquidity with respect to all or a portion of their shares, without potential disruption to the share price and the usual transaction costs associated with market sales. However, you should be aware that if you own your shares through a commercial bank, broker, dealer, trust company or other nominee and that person tenders your shares on your behalf, that person may charge you a fee for doing so. Odd Lot Holders (as defined below) who hold shares registered in their names and tender their shares directly to the Depositary and whose shares are purchased pursuant to the Offer will avoid any applicable odd lot discounts that might be payable on sales of their shares.

What are the significant conditions to the Offer?

Our obligation to accept and pay for your tendered shares depends upon a number of conditions that must be satisfied or waived prior to the Expiration Time, including, but not limited to:

●	No general suspension of, or general limitation on prices for, or trading in, securities on any national securities exchange in the United States (“U.S.”) or in the over-the-counter market shall have occurred.

●	No significant changes in the general political, market, economic or financial conditions in the U.S. or abroad that are reasonably likely to adversely affect our business or the trading in the shares shall have occurred.

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●	No legal action shall have been taken, and we shall not have received notice of any legal action, that could reasonably be expected to adversely affect the Offer.

●	No one shall have proposed, announced or made a tender or exchange offer (other than this Offer), merger, business combination or other similar transaction involving us.

●	No one shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries.

●	No material adverse change in our business, condition (financial or otherwise), assets, income, operations, prospects or stock ownership shall have occurred.

●	We shall not have determined that the consummation of the Offer and the purchase of shares pursuant to the Offer will cause our Common Stock to be delisted from NASDAQ.

The Offer is subject to a number of other conditions described in greater detail in Section 6.

Following the Offer, will the Company continue as a public company?

Yes. The completion of the Offer in accordance with its terms and conditions will not cause the Company to be delisted from NASDAQ or to stop being subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). It is a condition of our obligation to purchase shares pursuant to the Offer that the consummation of the Offer and the purchase of the shares is not reasonably likely to cause the shares (1) to be held of record by less than 300 persons; or (2) to be delisted from NASDAQ or to be eligible for deregistration under the Exchange Act. See Section 6.

The Company has no plan or intention to go private and the Offer is not intended to constitute the first step in a going private transaction. While the Company did previously sell a significant portion of its assets, specifically, the intellectual property and certain other assets related to its ColdEEZE® brand and product line, to Mylan Inc. (“Mylan”), the Company continues to own and operate its manufacturing facility and manufacturing business in Lebanon, Pennsylvania (in addition to its corporate headquarters in Doylestown, Pennsylvania). The Company currently employs 47 full-time employees and has entered into and is performing a manufacturing and supply agreement with Mylan, pursuant to which it manufactures various Cold-EEZE® lozenge products for Mylan from its manufacturing facility. This agreement will remain in effect until March 29, 2022 and may be renewed thereafter for up to five successive one year periods. The Company also manufactures OTC drug and dietary supplement lozenges and other products from this facility for other third party customers, in addition to performing operational tasks such as warehousing, customer order processing and shipping. The Company is looking to expand its contract manufacturing operations through developing new products and creating new contract manufacturing opportunities.

The Company is also actively pursuing a series of new product development and pre-commercialization initiatives in the OTC dietary supplement category, including its TK Supplements® product line, which comprises three men’s health products: (i) Legendz XL®, (ii) Triple Edge XL®, and (iii) Super ProstaFlow PlusTM. In addition to developing direct-to-consumer marketing strategies of Legendz XL®, the Company received initial product acceptance for Legendz XL® and has made shipments to a national chain drug retailer and several regional retailers in 2017.

The Company is actively exploring new product technologies, applications, product line extensions, new contract manufacturing applications and other new product opportunities consistent with its brand image, and standard of proven consumer benefit and efficacy. The Company is also exploring and evaluating new business opportunities, both by means of acquisition transactions as well as by developing new businesses from the ground up.

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How do I tender my shares?

If you want to tender all or part of your shares, you must do one of the following before 12:00 midnight, New York City time, on Monday, December 18, 2017, or any later time and date to which the Offer may be extended:

●	If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact the nominee and request that the nominee tender your shares for you.

●	If you hold certificates in your own name, you must complete and sign a Letter of Transmittal according to its instructions, and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to American Stock Transfer & Trust Company, LLC, the Depositary for the Offer.

●	If you are an institution participating in the book-entry transfer facility (as defined herein), you must tender your shares according to the procedure for book-entry transfer described in Section 3.

●	If you are unable to deliver the certificates for the shares or the other required documents to the Depositary or you cannot comply with the procedure for book-entry transfer within the required time, you must comply with the guaranteed delivery procedure outlined in Section 3.

You may contact the Information Agent or your broker for assistance. The contact information for the Information Agent appears on the back cover of this Offer to Purchase. See Section 3 and the Instructions to the Letter of Transmittal.

How do holders of vested stock options participate in the Offer?

If you hold vested but unexercised options to purchase shares, you may exercise such options in accordance with the terms of the applicable stock option plans and tender the shares received upon such exercise in accordance with the Offer. An exercise of an option cannot be revoked even if shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason. You should note that the Offer will not extend the expiration date of your stock options. See Section 3.

What happens if more than 1,700,000 shares are tendered?

If more than 1,700,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law) are properly tendered and not properly withdrawn prior to the Expiration Time, we will purchase shares:

●	first, from all holders of “odd lots” of fewer than 100 shares who properly tender all of their shares and do not properly withdraw them before the Expiration Time; and

●	second, from all other stockholders who properly tender shares, on a pro rata basis.

Because of the “odd lot” priority and proration provisions described above, we may not purchase all of the shares that you tender. See Section 1.

If I own fewer than 100 shares and I tender all of my shares, will I be subject to proration?

If you own beneficially or of record fewer than 100 shares in the aggregate, you properly tender all of those shares before the Offer expires and you complete the Section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, we will purchase all of your shares without subjecting them to the proration procedure. See Section 1.

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Once I have tendered shares in the Offer, can I withdraw my tender?

Yes. You may withdraw any shares you have tendered at any time before 12:00 midnight, New York City time, on Monday, December 18, 2017, unless we extend the Offer, in which case you can withdraw your shares until the expiration of the Offer as extended. If we have not accepted for payment the shares you have tendered to us, you may also withdraw your shares at any time after 12:00 a.m., New York City time, on Friday, January 15, 2018. See Section 4.

How do I withdraw shares I previously tendered?

To withdraw shares, you must deliver a written notice of withdrawal with the required information to the Depositary during the time period in which you still have the right to withdraw the shares. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of these shares. Some additional requirements apply if the share certificates to be withdrawn have been delivered to the Depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3. See Section 4. If you have tendered your shares by giving instructions to a commercial bank, broker, dealer, trust company or other nominee, you must instruct that person to arrange for the withdrawal of your shares.

Has the Company or its Board of Directors adopted a position on the Offer?

Our Board of Directors has approved the Offer. However, none of the Company, our Board of Directors, the Information Agent or the Depositary makes any recommendation to you as to whether you should tender or refrain from tendering your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender. In so doing, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer. See Sections 2 and 10.

We have not obtained or requested, and do not intend to obtain or request, a fairness opinion from any banking or other firm as to the fairness of the offer consideration or the relative values of the shares and offer consideration. If you tender your shares, you may or may not receive more than or as much value as if you choose to keep it.

If I decide not to tender, how will the Offer affect my shares?

Stockholders who choose not to tender their shares will own a greater percentage interest in our outstanding Common Stock following the consummation of the Offer. See Section 2.

What is the recent market price of my shares?

On November 9, 2017, the last full trading day before we announced our intention to commence the Offer, the last reported sale price of our Common Stock was $2.11 per share. You are urged to obtain current market quotations for the shares before deciding whether to tender your shares. See Section 7.

When will the Company pay for the shares I tender?

We will pay the purchase price, without interest, for the shares we purchase promptly after the expiration of the Offer and the acceptance of the shares for payment. We will announce the final proration factor and commence payment for any shares purchased pursuant to the tender offer promptly after the expiration of the Offer. See Section 5.

Will I have to pay brokerage commissions if I tender my shares?

If you are the record owner of your shares and you tender your shares directly to the Depositary, you will not have to pay brokerage fees or similar expenses. If you own your shares through a commercial bank, broker, dealer, trust company or other nominee and that person tenders your shares on your behalf, that person may charge you a fee for doing so. You should consult with your commercial bank, broker, dealer, trust company or other nominee to determine whether any charges will apply. See Section 3.

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Do the directors and executive officers of the Company intend to tender any of their shares in the Offer?

Our directors and executive officers are entitled to participate in the Offer on the same basis as all other stockholders. After completion of the Offer, our directors and executive officers may, in compliance with applicable law, sell their shares in open market or other transactions at prices that may or may not be more favorable than the purchase price to be paid to our stockholders in the Offer. See Section 10.

What are the U.S. federal income tax consequences if I tender my shares?

Generally, you will be subject to U.S. federal income taxation when you receive cash from us in exchange for the shares you tender in the Offer. The receipt of cash for your tendered shares will generally be treated for U.S. federal income tax purposes either as (1) a sale or exchange of your tendered shares or (2) a distribution from the Company in respect of your shares of Company stock. See Section 13. We recommend that you consult with your tax advisor with respect to your particular situation.

Will I have to pay stock transfer tax if I tender my shares?

We will pay all stock transfer taxes unless payment is made to, or if shares not tendered or accepted for payment are to be registered in the name of, someone other than the registered holder, or tendered certificates are registered in the name of someone other than the person signing the Letter of Transmittal. See Section 5.

How will the consummation of the Offer impact the Company’s financial statements?

The consummation of the Offer will have the following effects on our financial statements: our cash and cash equivalents, total stockholders’ equity and number of outstanding shares will decrease while our earnings/loss per share at any given level of our net income/loss will increase proportionately by virtue of the decrease in our outstanding shares. See Section 16.

Who can I talk to if I have questions?

If you have any questions regarding the Offer, please contact MacKenzie Partners, Inc., the Information Agent, whose contact information is set forth on the back cover of this Offer to Purchase.

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FORWARD-LOOKING STATEMENTS

All statements other than statements of historical fact that address activities, events or developments which we expect will or may occur in the future are forward-looking statements, including statements regarding the intent, belief or current expectations of the Company and members of our management team. For example, statements concerning projections, predictions, expectations, estimates or forecasts and statements that describe our objectives, future performance, plans or goals are, or may be, forward-looking statements. The words “will,” “believe,” “intend,” “expect,” “anticipate,” “project,” “estimate,” “predict” and similar expressions are also intended to identify forward-looking statements.

Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. These statements speak only as of the date of this Offer to Purchase and are based on our current plans and expectations, and they involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the ability of our management to successfully implement our business plan and strategy; our ability to fund our operations including the cost and availability of capital and credit; our ability to compete effectively, including our ability to maintain and increase our markets and/or market share in the markets in which we do business; our ability to grow our manufacturing business and operate it profitably; our ability to successfully develop and commercialize our existing products and new products without leveraging the Cold-EEZE® brand name; changes in our retail and distribution customers strategic business plans including, but not limited to, (i) expansions, mergers, and/or consolidations, (ii) retail shelf space allocations for products within each outlet and in particular the homeopathic and health care category in which we compete, (iii) changes in their private label assortment and (iv) product selections, distribution allocation, merchandising programs and retail pricing of our products as well as competitive products; the general financial and economic uncertainty, fluctuations in consumer confidence and the strength of the United States economy, and their impacts on our business including demand for our products; our ability to protect our proprietary rights; our continued ability to comply with regulations relating to our current products and any new products we develop, including our ability to effectively respond to changes in laws and regulations or the interpretation thereof including changing market rules and evolving federal, state and regional laws and regulations; potential disruptions in our ability to manufacture our products or our access to raw materials; seasonal fluctuations in demand for our products; our ability to attract, retain and motivate our key employees; and other matters included in our filings with the SEC, including those detailed under Part II, Item 1A, “Risk Factors” of our Quarterly Reports on Form 10-Q filed with the SEC on May 15, 2017 and August 11, 2017. Actual results may differ materially from those contemplated by the forward-looking statements.

These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other factors, including unknown or unpredictable ones, also could have material adverse effects on our future results.

The forward-looking statements included in this Offer to Purchase are made only as of the date of this Offer to Purchase. Except as required by applicable law or regulation, we do not undertake any obligation to update any forward-looking statements to reflect subsequent events or circumstances.

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INTRODUCTION

To the Holders of our Common Stock:

We invite our stockholders to tender shares of our common stock, par value $0.0005 per share (the “Common Stock”), for purchase by us. Upon the terms and subject to the conditions of this Offer to Purchase and the related Letter of Transmittal, we are offering to purchase up to 1,700,000 shares of our Common Stock at a price of $2.30 per share.

The Offer will expire at 12:00 midnight, New York City time, on Monday, December 18, 2017, unless extended (such date and time, as they may be extended, the “Expiration Time”).

Only shares properly tendered and not properly withdrawn will be purchased. However, because of the “odd lot” priority and proration provisions described in this Offer to Purchase, all of the shares tendered may not be purchased if more than the number of shares we seek are tendered. We will return shares that we do not purchase because of proration to the tendering stockholders at our expense promptly following the Expiration Time. See Section 1.

We reserve the right to purchase more than 1,700,000 shares pursuant to the Offer, subject to certain limitations and legal requirements. See Sections 1 and 14.

Tendering stockholders whose shares are registered in their own names and who tender directly to American Stock Transfer & Trust Company, LLC, the Depositary for the Offer, will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 to the Letter of Transmittal, stock transfer taxes on the purchase of shares by us under the Offer. If you own your shares through a commercial bank, broker, dealer, trust company or other nominee and that person tenders your shares on your behalf, that person may charge you a fee for doing so. You should consult your commercial bank, broker, dealer, trust company or other nominee to determine whether any charges will apply.

Our obligation to accept, and pay for, shares validly tendered pursuant to the Offer is conditioned upon satisfaction or waiver of the conditions set forth in Section 6 of this Offer to Purchase.

Our Board of Directors has approved the Offer. However, none of the Company, our Board of Directors, the Information Agent or the Depositary is making any recommendation whether you should tender or refrain from tendering your shares. We have not authorized any person to make any recommendation. You must decide whether to tender your shares and, if so, how many shares to tender. In so doing, you should read and evaluate carefully the information in this Offer to Purchase and in the related Letter of Transmittal and should discuss whether to tender your shares with your broker or other financial or tax advisor. See Section 2.

Our directors and executive officers are entitled to participate in the Offer on the same basis as all other stockholders. After completion of the Offer, our directors and executive officers may, in compliance with applicable law, sell their shares in open market or other transactions at prices that may or may not be more favorable than the purchase price to be paid to our stockholders in the Offer. See Section 10.

Section 13 of this Offer to Purchase describes material U.S. federal income tax consequences of a sale of shares under the Offer.

We will pay the fees and expenses of MacKenzie Partners, Inc., the Information Agent, and American Stock Transfer & Trust Company, LLC, the Depositary, incurred in connection with this Offer. See Section 15.

As of November 14, 2017, there were 12,428,461 shares of our Common Stock issued and outstanding. The 1,700,000 shares that we are offering to purchase hereunder represent approximately 13.7% of the total number of issued and outstanding shares of our Common Stock as of November 14, 2017. The shares are listed and traded on NASDAQ under the symbol “PRPH”. On November 9, 2017, the last full trading day before we announced our intention to commence the Offer, the last reported sale price of our Common Stock was $2.11 per share. Stockholders are urged to obtain current market quotations for the shares before deciding whether to tender their shares. See Section 7.

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THE TENDER OFFER

1. Number of Shares; Proration

General. Upon the terms and subject to the conditions of the Offer, we will purchase 1,700,000 shares of our Common Stock, or if a lesser number of shares are properly tendered and not properly withdrawn, all shares that are properly tendered and not properly withdrawn in accordance with Section 4, at a price of $2.30 per share, without interest.

The term “Expiration Time” means 12:00 midnight, New York City time, on Monday, December 18, 2017, unless we, in our sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term “Expiration Time” shall refer to the latest time and date at which the Offer, as so extended by us, shall expire. See Section 14 for a description of our right to extend, delay, terminate or amend the Offer. In accordance with the rules of the SEC, we may, and we expressly reserve the right to, purchase under the Offer an additional amount of shares not to exceed 2% of our outstanding shares (248,569 shares, based on 12,428,461 shares of our Common Stock issued and outstanding as of November 14, 2017) without amending or extending the Offer. See Section 14.

In the event of an over-subscription of the Offer as described below, shares tendered will be subject to proration, except for “odd lots”. The proration period and, except as described herein, withdrawal rights expire at the Expiration Time.

If we:

●	change the price to be paid for shares from $2.30 per share;

●	increase the number of shares being sought in the Offer and such increase in the number of shares being sought exceeds 2% of our outstanding shares (248,569 shares, based on 12,428,461 shares of our Common Stock issued and outstanding as of November 14, 2017); or

●	decrease the number of shares being sought in the Offer;

and the Offer is scheduled to expire at any time earlier than the expiration of a period ending at 12:00 a.m., New York City time, at the end of the tenth business day (as defined below) from, and including, the date on which notice of any such increase or decrease is first published, sent or given in the manner specified in Section 14, then the Offer will be extended until the expiration of such period of ten business days. For the purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 a.m., New York City time.

The Offer is subject to certain conditions. See Section 6.

Shares properly tendered under the Offer and not properly withdrawn will be purchased at the purchase price, upon the terms and subject to the conditions of the Offer, including the “odd lot” and proration provisions. All shares tendered and not purchased under the Offer, including shares not purchased because of proration provisions, will be returned to the tendering stockholders or, in the case of shares delivered by book-entry transfer, credited to the account at the book-entry transfer facility from which the transfer had previously been made, at our expense promptly following the Expiration Time.

If the number of shares properly tendered and not properly withdrawn prior to the Expiration Time is less than or equal to 1,700,000, or such greater number of shares as we may elect to purchase, subject to applicable law, we will, upon the terms and subject to the conditions of the Offer, purchase all shares so tendered at the purchase price.

Priority of Purchases. Upon the terms and subject to the conditions of the Offer, if more than 1,700,000 shares, or such greater number of shares as we may elect to purchase, subject to applicable law, have been properly tendered and not properly withdrawn prior to the Expiration Time, we will purchase properly tendered and not properly withdrawn shares on the basis set forth below:

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●	First, upon the terms and subject to the conditions of the Offer, we will purchase all shares tendered by any Odd Lot Holder (as defined below) who:

●	tenders all shares owned beneficially of record by the Odd Lot Holder (tenders of fewer than all of the shares owned by the Odd Lot Holder will not qualify for this preference); and

●	completes the Section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

●	Second, we will purchase all other shares tendered on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares, as described below.

As a result of the foregoing priorities applicable to the purchase of shares tendered, it is possible that all of the shares that a stockholder tenders in the Offer may not be purchased.

Odd Lots. The term “odd lots” means all shares properly tendered prior to the Expiration Time and not properly withdrawn by any person (an “Odd Lot Holder”) who owned beneficially or of record a total of fewer than 100 shares and so certified in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. To qualify for this preference, an Odd Lot Holder must tender all shares owned by the Odd Lot Holder in accordance with the procedures described in Section 3. Odd lots will be accepted for payment before any proration of the purchase of other tendered shares. This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more shares, even if these holders have separate accounts or certificates representing fewer than 100 shares. By tendering in the Offer, an Odd Lot Holder who holds shares in his or her name and tenders his or her shares directly to the Depositary would not only avoid the payment of brokerage commissions, but also would avoid any applicable odd lot discounts in a sale of the holder’s shares. Any Odd Lot Holder wishing to tender all of the stockholder’s shares pursuant to the Offer should complete the Section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

Proration. If proration of tendered shares is required, we will determine the proration factor promptly after the expiration of the Offer. Subject to adjustment to avoid the purchase of fractional shares, proration for each stockholder tendering shares, other than Odd Lot Holders, will be based on the ratio of the number of shares properly tendered and not properly withdrawn by the stockholder to the total number of shares properly tendered and not properly withdrawn by all stockholders, other than Odd Lot Holders. We will announce the final proration factor and commence payment for any shares purchased pursuant to the tender offer promptly after the expiration of the Offer. The preliminary results of any proration will be announced by press release promptly after the expiration of the Offer. After the Expiration Time, stockholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.

As described in Section 13, the number of shares that we will purchase from a stockholder under the Offer may affect the U.S. federal income tax consequences to that stockholder and, therefore, may be relevant to a stockholder’s decision whether or not to tender shares.

This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of shares and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares.

2. Purpose of the Tender Offer; Certain Effects of the Tender Offer; Other Plans

On August 25, 2017 we commenced a tender offer to purchase up to 4.0 million shares of our common stock at a price of $2.30 per share. The purpose of the tender offer was to provide an opportunity to our stockholders to recognize a portion of the proceeds from our recent sale of substantially all of our assets, comprised of the intellectual property and other assets related to the our Cold-EEZE® brand and product line. We completed the tender offer on September 25, 2017, in which stockholders of the Company tendered 4,323,335 shares of common stock. The tender offer was oversubscribed by approximately two million shares.

In response to the stockholder interest expressed in connection with our recently completed tender offer, our Board of Directors has determined to commence this tender offer in order to provide our stockholders a further opportunity for cash liquidity.

The consummation of the Offer will have the following effects on our financial statements: our cash and cash equivalents, total stockholders’ equity and number of outstanding shares will decrease while our earnings/loss per share at any given level of our net income/loss will increase proportionately by virtue of the decrease in our outstanding shares.

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In determining to authorize the Offer, our Board of Directors considered a broad range of factors, including the results of our recent tender offer (and the oversubscription by approximately two million shares), the aggregate fair market value of our assets and the total amount of our liabilities (including contingent liabilities), the amount of excess capital we have available to return to stockholders, along with our capacity to replace any returned capital should we need to do so, market conditions, our financial condition, operations, liquidity and capital needs, strategy and expectations for the future, the current and historical market prices of our shares, alternative methods of utilizing our excess capital and the potential attractiveness of the Offer to our stockholders. Our Board of Directors also considered risks and uncertainties, including the potential for negative developments relating to our business and the securities markets generally.

Based on this review, our Board of Directors determined that the Offer is a prudent use of our financial resources and represents an efficient mechanism to provide our stockholders with the opportunity to tender all or a portion of their shares (including shares that they were unable to tender in our prior tender offer) and thereby receive a return of some or all of their investment if they so elect. The Offer also provides stockholders with an opportunity to obtain liquidity with respect to all or a portion of their shares, without potential disruption to the share price and the usual transaction costs associated with market sales. However, you should be aware that if you own your shares through a commercial bank, broker, dealer, trust company or other nominee and that person tenders your shares on your behalf, that person may charge you a fee for doing so. Odd Lot Holders who hold shares registered in their names and tender their shares directly to the Depositary and whose shares are purchased pursuant to the Offer will avoid any applicable odd lot discounts that might be payable on sales of their shares.

None of the Company, any member of our Board of Directors, the Information Agent nor the Depositary makes any recommendation to any stockholder as to whether to tender or refrain from tendering any shares. We have not authorized any person to make any such recommendation. You should carefully evaluate all information in the Offer. You are also urged to consult with their tax and investment advisors to determine the consequences to them of participating or not participating in the Offer, and should make their own decisions about whether to tender shares and, if so, how many shares to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal.

Certain Effects of the Offer. Stockholders who do not tender their shares pursuant to the Offer and stockholders who otherwise retain an equity interest in the Company as a result of a partial tender of shares or proration will continue to be owners of the Company. As a result, those stockholders will realize a proportionate increase in their relative equity interest in the Company, if any, and will bear the attendant risks associated with owning our equity securities, including risks resulting from our purchase of shares. We can give no assurance, however, that we will not issue additional shares or equity interests in the future. Stockholders may be able to sell non-tendered shares in the future on NASDAQ or otherwise, at a net price significantly higher or lower than the purchase price in the Offer. We can give no assurance, however, as to the price at which a stockholder may be able to sell his or her shares in the future.

Shares we acquire pursuant to the Offer will be held as treasury stock and will be available for us to issue without further stockholder action (except as required by applicable law or the rules of NASDAQ) for purposes including, without limitation, acquisitions, raising additional capital and the satisfaction of obligations under existing or future employee benefit or compensation programs or stock plans or compensation programs for directors.

The Offer is expected to reduce our “public float” (the number of shares owned by non-affiliate stockholders and available for trading in the securities markets), and is likely to reduce the number of our stockholders. These reductions may result in lower stock prices and/or reduced liquidity in the trading market for our Common Stock following completion of the Offer.

Our directors and executive officers are entitled to participate in the Offer on the same basis as all other stockholders. After completion of the Offer, our directors and executive officers may, in compliance with applicable law, sell their shares in open market or other transactions at prices that may or may not be more favorable than the purchase price to be paid to our stockholders in the Offer. See Section 10.

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Other Plans. Except as otherwise disclosed in this Offer to Purchase and in our reports filed with the SEC and incorporated by reference herein, we currently have no plans, proposals or negotiations underway that relate to or would result in:

●	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

●	any purchase, sale or transfer of an amount of our assets or any of our subsidiaries’ assets that is material to us and our subsidiaries, taken as a whole;

●	any change in our present Board of Directors or management or any plans or proposals to change the number or the term of directors or to fill any vacancies on the Board of Directors (except that we may fill vacancies arising on the Board of Directors in the future) or to change any material term of the employment contract of any executive officer;

●	any material change in our present dividend rate or policy, our indebtedness or capitalization, our corporate structure or our business;

●	any class of our equity securities ceasing to be authorized to be listed on NASDAQ;

●	any class of our equity securities becoming eligible for termination of registration under Section 12(g) of the Exchange Act;

●	the suspension of our obligation to file reports under Section 13 of the Exchange Act;

●	the acquisition or disposition by any person of our securities other than pursuant to exercise, vesting and/or settlement of awards under our equity incentive plans described in this Offer to Purchase and in our reports filed with the SEC and incorporated by reference herein; or

●	any changes in our charter or by-laws that could impede the acquisition of control of us.

Notwithstanding the foregoing, as part of our long-term corporate goal of increasing stockholder value, we regularly consider alternatives to enhance stockholder value, including open market repurchases of our shares, strategic acquisitions and investments and business combinations, and we intend to continue to consider alternatives to enhance stockholder value. Except as otherwise disclosed in this Offer to Purchase, as of the date hereof, no agreements, understandings or decisions have been reached and there can be no assurance that we will decide to undertake any such alternatives.

3. Procedures for Tendering Shares

Valid Tender. For a stockholder to make a valid tender of shares under the Offer, the Depositary must receive, at one of its addresses set forth on the back cover of this Offer to Purchase and prior to the Expiration Time:

●	a Letter of Transmittal properly completed and duly executed, together with any required signature guarantees, or, in the case of a book-entry transfer, an “agent’s message” (see “—Book-Entry Transfer” below), and any other required documents; and

●	either certificates representing the tendered shares or, in the case of tendered shares delivered in accordance with the procedures for book-entry transfer we describe below, a book-entry confirmation of that delivery (see “—Book-Entry Transfer” below).

In the alternative, the tendering stockholder must, before the Expiration Time, comply with the guaranteed delivery procedures we describe below.

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If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely they have an earlier deadline for you to act to instruct them to accept the Offer on your behalf. We urge you to contact your broker, dealer, commercial bank, trust company or other nominee to find out their applicable deadline.

The valid tender of shares by you by one of the procedures described in this Section 3 will constitute a binding agreement between you and us on the terms of, and subject to the conditions to, the Offer.

We urge stockholders who hold shares through brokers or commercial banks to consult those brokers or commercial banks to determine whether transaction costs are applicable if they tender shares through the brokers or commercial banks and not directly to the Depositary.

Odd Lot Holders who tender all their shares must also complete the Section captioned “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, to qualify for the preferential treatment available to Odd Lot Holders as set forth in Section 1.

Book-Entry Transfer. For purposes of the Offer, the Depositary will establish an account for the shares at The Depository Trust Company (the “book-entry transfer facility”) within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of shares by causing the book-entry transfer facility to transfer those shares into the Depositary’s account in accordance with the book-entry transfer facility’s procedures for that transfer. Although delivery of shares may be effected through book-entry transfer into the Depositary’s account at the book-entry transfer facility, the Letter of Transmittal properly completed and duly executed, with any required signature guarantees, or an agent’s message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Time, or the tendering stockholder must comply with the guaranteed delivery procedures we describe below.

The confirmation of a book-entry transfer of shares into the Depositary’s account at the book-entry transfer facility as we describe above is referred to herein as a “book-entry confirmation.” Delivery of documents to the book-entry transfer facility in accordance with the book-entry transfer facility’s procedures will not constitute delivery to the Depositary.

The term “agent’s message” means a message transmitted by the book-entry transfer facility to, and received by, the Depositary and forming a part of a book-entry confirmation, stating that the book-entry transfer facility has received an express acknowledgment from the participant tendering shares through the book-entry transfer facility that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against that participant.

Method of Delivery. The method of delivery of shares, the Letter of Transmittal and all other required documents, including delivery through the book-entry transfer facility, is at the election and risk of the tendering stockholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If you plan to make delivery by mail, we recommend that you deliver by registered mail with return receipt requested and obtain proper insurance. In all cases, sufficient time should be allowed to ensure timely delivery.

Signature Guarantees. No signature guarantee will be required on a Letter of Transmittal for shares tendered thereby if:

●	the “registered holder(s)” of those shares signs the Letter of Transmittal and has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” in the Letter of Transmittal; or

●	those shares are tendered for the account of an “eligible institution.”

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For purposes hereof, a “registered holder” of tendered shares will include any participant in the book-entry transfer facility’s system whose name appears on a security position listing as the owner of those shares, and an “eligible institution” is a “financial institution,” which term includes most commercial banks, savings and loan associations and brokerage houses, that are participants in any of the following: (i) the Securities Transfer Agents Medallion Program; (ii) the New York Stock Exchange, Inc. Medallion Signature Program; or (iii) the Stock Exchange Medallion Program.

Except as we describe above, all signatures on any Letter of Transmittal for shares tendered thereby must be guaranteed by an eligible institution. See Instructions 1, 5 and 7 to the Letter of Transmittal. If the certificates for shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instructions 1, 5 and 7 to the Letter of Transmittal.

Guaranteed Delivery. If you wish to tender shares under the Offer and your certificates for shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Time, your tender may be effected if all the following conditions are met:

●	your tender is made by or through an eligible institution;

●	a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided is received by the Depositary, as provided below, prior to the Expiration Time; and

●	the Depositary receives, at one of its addresses set forth on the back cover of this Offer to Purchase and within the period of two trading days after the date of execution of that Notice of Guaranteed Delivery, either: (i) the certificates representing the shares being tendered, in the proper form for transfer, together with (1) a Letter of Transmittal relating thereto, which has been properly completed and duly executed and includes all signature guarantees required thereon and (2) all other required documents; or (ii) confirmation of book-entry transfer of the shares into the Depositary’s account at the book-entry transfer facility, together with (1) either a Letter of Transmittal relating thereto, which has been properly completed and duly executed and includes all signature guarantees required thereon or an agent’s message, and (2) all other required documents.

For these purposes, a “trading day” is any day on which NASDAQ is open for business.

A Notice of Guaranteed Delivery must be delivered to the Depositary, overnight courier, facsimile transmission or mail before the Expiration Time and must include a guarantee by an eligible institution in the form set forth in the Notice of Guaranteed Delivery.

Procedures for Stock Options. Holders of vested but unexercised stock options may exercise such options in accordance with the terms of the applicable stock option plans and tender the shares received upon such exercise in accordance with the Offer. Holders of vested but unexercised stock options should evaluate the information included in this Offer to Purchase carefully to determine if participation would be advantageous to them, based on their stock option exercise prices, the date of their stock option grants, the years left to exercise their options, the tender price per share and the proration provisions described in Section 1 and other considerations you may consider to be relevant. Please be advised that it is the optionholder’s responsibility to tender shares in the Offer to the extent such holder wants to participate. If you elect to exercise vested options and tender shares issued pursuant to such exercise, you must complete the exercise of such vested options sufficiently in advance of the Expiration Time in order to provide you with adequate time to validly tender the shares in the Offer.

An exercise of a stock option cannot be revoked even if all or a portion of the shares received upon the exercise or conversion and tendered in the Offer are not purchased in the Offer for any reason. We encourage those holders to discuss the Offer with their broker and/or tax or financial advisor.

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Return of Unpurchased Shares. The Depositary will return certificates for unpurchased shares promptly after the expiration or termination of the Offer or the proper withdrawal of the shares, as applicable, or, in the case of shares tendered by book-entry transfer at the book-entry transfer facility, the Depositary will credit the shares to the appropriate account maintained by the tendering stockholder at the book-entry transfer facility, in each case without expense to the stockholder.

Tendering Stockholder’s Representation and Warranty; Our Acceptance Constitutes an Agreement. It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender shares for such person’s own account unless at the time of tender and at the Expiration Time such person has a “net long position” in (a) the shares that is equal to or greater than the amount tendered and will deliver or cause to be delivered such shares for the purpose of tendering to us within the period specified in the Offer or (b) other securities immediately convertible into, exercisable for or exchangeable into shares (“Equivalent Securities”) that is equal to or greater than the amount tendered and, upon the acceptance of such tender, will acquire such shares by conversion, exchange or exercise of such Equivalent Securities to the extent required by the terms of the Offer and will deliver or cause to be delivered such shares so acquired for the purpose of tender to us within the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of shares made pursuant to any method of delivery set forth herein will constitute the tendering stockholder’s acceptance of the terms and conditions of the Offer, as well as the tendering stockholder’s representation and warranty to us that (a) such stockholder has a “net long position” in shares or Equivalent Securities at least equal to the shares being tendered within the meaning of Rule 14e-4, and (b) such tender of shares complies with Rule 14e-4. Our acceptance for payment of shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of shares to be accepted, the price to be paid for shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties, subject to a stockholder’s right to challenge our determination in a court of competent jurisdiction. We reserve the absolute right prior to the Expiration Time to reject any or all tenders we determine not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right, subject to applicable law, to waive any conditions of the Offer with respect to all stockholders or any defect or irregularity in any tender with respect to any particular shares or any particular stockholder whether or not we waive similar defects or irregularities in the case of other stockholders. No tender of shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of us, the Information Agent, the Depositary nor any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms of and conditions to the Offer, including the Letter of Transmittal and the instructions thereto, will be final and binding on all parties, subject to a stockholder’s right to challenge our determination in a court of competent jurisdiction. By tendering shares to us, you agree to accept all decisions we make concerning these matters and waive any right you might otherwise have to challenge those decisions.

U.S. Federal Backup Withholding Tax. Under U.S. federal income tax laws, the gross proceeds payable to a stockholder or other payee in the Offer may be subject to a “backup withholding tax” at the applicable statutory rate (currently 28%) and remitted to the Internal Revenue Service (the “IRS”), unless the stockholder or other payee provides such person’s taxpayer identification number (employer identification number or social security number) to the Depositary or other payor and certifies under penalties of perjury that this number is correct or otherwise establishes an exemption from backup withholding applies. If the Depositary or other payor is not provided with the correct taxpayer identification number or another adequate basis for exemption, the stockholder may be subject to backup withholding tax and may be subject to certain penalties imposed by the IRS. Therefore, each tendering stockholder that is a U.S. Holder (as defined in Section 13) should properly complete and sign the IRS Form W-9 included as part of the Letter of Transmittal in order to provide the information and certification necessary to avoid the backup withholding tax, unless the stockholder otherwise establishes an exemption from the backup withholding tax to the satisfaction of the Depositary. The backup withholding tax is not an additional tax, and any amounts withheld under the backup withholding tax rules will be allowed as a refund or credit against a stockholder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

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Certain stockholders (including, among others, all corporations and certain Non-U.S. Holders (as defined in Section 13)) are not subject to these backup withholding tax rules. In order for a Non-U.S. Holder to qualify as an exempt recipient, that stockholder must submit a properly completed IRS Form W-8BEN or W-8BEN-E (or other applicable IRS Form W-8 or suitable substitute form), signed under penalties of perjury, attesting to that stockholder’s non-U.S. status. The applicable form can be obtained from the Depositary at the address and telephone number set forth in the back cover page of this Offer to Purchase. See Instruction 9 of the Letter of Transmittal. A Non-U.S. Holder that submits a properly completed IRS Form W-8BEN or W-8BEN-E may still be subject to the regular withholding tax on gross proceeds payable to such holder. See Withholding for Non-U.S. Holders below and Section 13.

Stockholders are strongly encouraged to consult their own tax advisors regarding the application of backup withholding in their particular circumstances, the availability of, and procedure for obtaining, an exemption from backup withholding under current Treasury Regulations, and whether their circumstances dictate that they to provide us with an IRS Form W-9 or applicable IRS Form W-8.

For a discussion of U.S. federal income tax consequences to tendering stockholders, see Section 13.

Withholding For Non-U.S. Holders. A payment made to a Non-U.S. Holder pursuant to the Offer will be subject to U.S. federal income and withholding tax unless the tender is treated as a sale or exchange of such Non-U.S. Holder’s tendered shares as described in Section 13. If a Non-U.S. Holder tenders shares held in a U.S. brokerage account or otherwise through a U.S. broker, dealer, commercial bank, trust company, or other nominee, such U.S. broker or other nominee will generally be the withholding agent for the payment made to the Non-U.S. Holder pursuant to the Offer. Such U.S. brokers or other nominees may withhold or require certifications in this regard. Non-U.S. Holders tendering shares held through a U.S. broker or other nominee should consult such U.S. broker or other nominee and their own tax advisors to determine the particular withholding procedures that will be applicable to them. Notwithstanding the foregoing, even if a Non-U.S. Holder tenders shares held in its own name as a holder of record and delivers to the Depositary a properly completed IRS Form W-8BEN or W-8BEN-E (or other applicable form) before any payment is made, the Depositary has advised us that it will assume that the tender is treated as a distribution taxed as a dividend and will withhold 30% of the gross proceeds unless the Depositary determines that a reduced rate of withholding applies to dividends under an applicable income tax treaty or an exemption from withholding is applicable, regardless of whether the tender is properly treated as a sale or exchange of such Non-U.S. Holder’s tendered shares that is exempt from U.S. federal income and withholding taxes. See Section 13.

To obtain a reduced rate of withholding under a tax treaty, a Non-U.S. Holder must deliver to the Depositary a properly completed IRS Form W-8BEN or W-8BEN-E (or other applicable form) before the payment is made. If the Non-U.S. Holder is an entity, the applicable form must also establish that the Non-U.S. Holder is not subject to or exempt from withholding tax under FATCA (as described in Section 13). To obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the U.S., a Non-U.S. Holder must deliver to the Depositary a properly completed IRS Form W-8ECI (or successor form). A Non-U.S. Holder that qualifies for an exemption from withholding on these grounds generally will be required to file a U.S. federal income tax return and generally will be subject to U.S. federal income tax on income derived from the sale of shares pursuant to the Offer in the manner and to the extent described in Section 13 as if it were a U.S. Holder, and in the case of a foreign corporation, an additional branch profits tax may be imposed at a rate of 30% (or a lower rate specified in an applicable income tax treaty), with respect to such income. The applicable IRS Form W-8 can be obtained from the Depositary at the address and telephone number set forth in the back cover page of this Offer to Purchase.

A Non-U.S. Holder may be eligible to obtain a refund of all or a portion of any tax withheld if the Non-U.S. Holder (i) can establish that its tender is properly characterized as a sale (as opposed to a dividend) as described in Section 13 or (ii) is otherwise able to establish that no tax or a reduced amount of tax is due.

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Non-U.S. Holders are strongly encouraged to consult their own tax advisors regarding the application of U.S. federal income tax withholding rules, eligibility for a reduction of or an exemption from withholding tax, the refund procedures and based on their circumstances which applicable IRS Form W-8 they should provide.

Lost Certificates. If the share certificates which a registered holder wants to surrender have been lost, destroyed or stolen, the stockholder should promptly notify the Depositary’s Shareholder Services Department at 1-800-937-5449. The Depositary will instruct the stockholder as to the steps that must be taken in order to replace the certificates.

4. Withdrawal Rights

Except as this Section 4 otherwise provides, tenders of shares are irrevocable. You may withdraw shares that you have previously tendered under the Offer according to the procedures we describe below at any time prior to the Expiration Time for all shares. You may also withdraw your previously tendered shares at any time after 12:00 a.m., New York City time, on Friday, January 15, 2018, unless such shares have been accepted for payment as provided in the Offer.

For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must:

●	be received in a timely manner by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase or by facsimile transmission to 718-234-5001 (1-877-248-6417 to confirm); and

●	specify the name of the person having tendered the shares to be withdrawn, the number of shares to be withdrawn and the name of the registered holder of the shares to be withdrawn, if different from the name of the person who tendered the shares.

If certificates for shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of those certificates, the serial numbers shown on those certificates must be submitted to the Depositary and, unless an eligible institution has tendered those shares, an eligible institution must guarantee the signatures on the notice of withdrawal.

If a stockholder has used more than one Letter of Transmittal or has otherwise tendered shares in more than one group of shares, the stockholder may withdraw shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as the information specified above is included. If shares have been delivered in accordance with the procedures for book-entry transfer described in Section 3, any notice of withdrawal must also specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn shares and otherwise comply with the book-entry transfer facility’s procedures.

Withdrawals of tendered shares may not be rescinded, and any shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Withdrawn shares may be retendered at any time prior to the Expiration Time by again following one of the procedures described in Section 3.

We will decide, in our sole discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal, and each such decision will be final and binding on all parties, subject to a stockholder’s right to challenge our determination in a court of competent jurisdiction. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of shares by any stockholder, whether or not we waive similar defects or irregularities in the case of any other stockholder. None of us, the Information Agent, the Depositary nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

If we extend the Offer, are delayed in our purchase of shares, or are unable to purchase shares under the Offer as a result of the occurrence of a condition disclosed in Section 6, then, without prejudice to our rights under the Offer, the Depositary may, subject to applicable law, retain tendered shares on our behalf, and such shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer.

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5. Purchase of Shares and Payment of Purchase Price

Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Time, we will accept for payment and pay the purchase price for (and thereby purchase) up to 1,700,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law) properly tendered and not properly withdrawn before the Expiration Time.

For purposes of the Offer, we will be deemed to have accepted for payment (and therefore purchased), subject to the “odd lot” priority and proration provisions of this Offer, shares that are properly tendered and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares for payment pursuant to the Offer.

In all cases, payment for shares tendered and accepted for payment pursuant to the Offer will be made promptly, subject to possible delay in the event of proration, but only after timely receipt by the Depositary of:

●	certificates for shares, or a timely book-entry confirmation of the deposit of shares into the Depositary’s account at the book-entry transfer facility,

●	a properly completed and duly executed Letter of Transmittal or, in the case of a book-entry transfer, an agent’s message, and

●	any other required documents.

We will pay for shares purchased pursuant to the Offer by depositing the aggregate purchase price for the shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders.

In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment promptly after the expiration of the Offer. Certificates for all shares tendered and not purchased, including shares not purchased due to proration, will be returned or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the book-entry transfer facility by the participant who delivered the shares, to the tendering stockholder at our expense promptly after the expiration or termination of the Offer.

Under no circumstances will we pay interest on the purchase price, including but not limited to, by reason of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase shares pursuant to the Offer. See Section 6.

We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased pursuant to the Offer. If, however, payment of the purchase price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted. See Instruction 6 of the Letter of Transmittal.

Any tendering stockholder or other payee who fails to properly complete, sign and return to the Depositary (or other payor) the IRS Form W-9 included with the Letter of Transmittal or, in the case of a Non-U.S. Holder (as defined in Section 13), an IRS Form W-8BEN or W-8BEN-E (or other applicable IRS Form or suitable substitute forms), may be subject to required U.S. federal backup withholding tax at the applicable statutory rate (currently 28%) of the gross proceeds paid to the stockholder or other payee pursuant to the Offer. See Section 3. A Non-U.S. Holder that submits a properly completed IRS Form W-8BEN or W-8BEN-E may still be subject to the regular withholding tax on the gross proceeds payable to such holder. See Sections 3 and 13.

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6. Conditions of the Tender Offer

Notwithstanding any other provision of the Offer (but subject to the provisions of Section 13), we will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for shares tendered, subject to Rule 13e-4(f) under the Exchange Act (which requires that the issuer making the tender offer either pay the consideration offered or return tendered securities promptly after the termination or withdrawal of the tender offer), if at any time on or after November 20, 2017 and prior to the Expiration Time any of the following events has occurred (or shall have been reasonably determined by us to have occurred) based on circumstances not within our control and that, in our reasonable judgment, make it inadvisable to proceed with the Offer or with acceptance for payment:

●	there has occurred:

●	any general suspension of, or general limitation on prices for, or trading in, securities on any national securities exchange in the U.S. or in the over-the-counter market;

●	significant changes in the general political, market, economic or financial conditions in the U.S. or abroad that are reasonably likely, in our reasonable judgment, to materially adversely affect our business or the trading in the shares;

●	a declaration of a banking moratorium or any suspension of payments in respect of banks in the U.S. or any limitation (whether or not mandatory) by any governmental agency or authority on, or any other event that, in our reasonable judgment, could reasonably be expected to adversely affect, the extension of credit by banks or other financial institutions in the U.S.;

●	a material change in U.S. or any other currency exchange rates or a suspension of or limitation on the markets therefor;

●	the commencement or escalation of a war, armed hostilities or other similar national or international calamity directly or indirectly involving the U.S.;

●	a decrease of more than 10% in the market price for the shares, the Dow Jones Industrial Average, the NASDAQ Composite Index or the S&P 500 Composite Index since the date of the Offer; or

●	in the case of any of the foregoing existing at the time of the commencement of the Offer, in our reasonable judgment, a material acceleration or worsening thereof;

●	any change or combination of changes (or condition, event or development involving a prospective change) has occurred or been threatened in the business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or other), operations, licenses, or results of operations of us or any of our subsidiaries or affiliates that is or may be reasonably likely to (i) have a material adverse effect on us or any of our subsidiaries or affiliates; (ii) have a material adverse effect on the value of the shares; or (iii) materially impair the contemplated benefits of the Offer to us or be material to holders of the shares in deciding whether to tender in the Offer;

●	legislation amending the Internal Revenue Code of 1986, as amended (the “Code”), has been passed by either the U.S. House of Representatives or the Senate or becomes pending before the U.S. House of Representatives or the Senate or any committee thereof, the effect of which would be to change the U.S. federal income tax consequences of the consummation of the Offer in any manner that would adversely affect us or any of our affiliates;

●	there has been threatened in writing, instituted, or pending any action, proceeding, application or counterclaim by or before any court or governmental, administrative or regulatory agency or authority, domestic or foreign, or any other person or tribunal, domestic or foreign, which:

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●	challenges or seeks to challenge, restrain, prohibit or delay the making of the Offer, the acquisition by us of the shares in the Offer, or any other matter relating to the Offer, or seeks to obtain any material damages or otherwise relating to the Offer;

●	seeks to make the purchase of, or payment for, some or all of the shares pursuant to the Offer illegal or results in a delay in our ability to accept for payment or pay for some or all of the shares;

●	seeks to require us to repurchase or redeem any of our outstanding securities other than the Common Stock; or

●	otherwise could reasonably be expected to materially adversely affect the business, properties, assets, liabilities, capitalization, stockholders’ equity, financial condition, operations, licenses, or results of operations of us or any of our subsidiaries or affiliates, taken as a whole, or the value of the shares;

●	any action has been taken or any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) has been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries or affiliates by any court, government or governmental agency or other regulatory or administrative authority, domestic or foreign, which, in our reasonable judgment:

●	indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of shares thereunder;

●	could reasonably be expected to prohibit, restrict or delay consummation of the Offer; or

●	otherwise could reasonably be expected to materially adversely affect the business, properties, assets, liabilities, capitalization, stockholders’ equity, financial condition, operations, licenses or results of operations of us or any of our subsidiaries or affiliates, taken as a whole;

●	a tender or exchange offer for any or all of our outstanding shares (other than this Offer), or any merger, acquisition, business combination or other similar transaction with or involving us or any subsidiary, has been proposed, announced or made by any person or entity or has been publicly disclosed or we shall have entered into a definitive agreement or an agreement in principle with any person with respect to any merger, acquisition, business combination or other similar transaction;

●	any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of our shares, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities;

●	any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Offer, and of which we have been notified after the date of the Offer, has not been obtained on terms satisfactory to us in our reasonable discretion; or

●	we determine that the consummation of the Offer and the purchase of the shares is reasonably likely to cause the shares to be delisted from NASDAQ.

The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions, and may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion before the Expiration Time. Any determination by us concerning the events described in this Section 6 will be final and binding upon all persons.

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7. Price Range of the Shares

The shares are traded on the NASDAQ Global Market under the symbol “PRPH”. The following table sets forth, for each of the periods indicated, the high and low sales prices per share as reported by NASDAQ based on published financial sources.

	HIGH	LOW
Fiscal Year Ended December 31, 2015
First Quarter	$1.70	$1.28
Second Quarter	1.56	1.21
Third Quarter	1.75	1.30
Fourth Quarter	1.69	1.19
Fiscal Year Ended December 31, 2016
First Quarter	$1.55	$1.08
Second Quarter	1.85	1.22
Third Quarter	2.24	1.28
Fourth Quarter	2.17	1.91
Fiscal Year Ended December 31, 2017
First Quarter	$2.45	$1.90
Second Quarter	$2.30	$1.78
Third Quarter	$2.29	$2.01
Fourth Quarter (through November 14, 2017)	$2.28	$2.05

On November 9, 2017, the last full trading day before we announced our intention to commence the Offer, the last reported sale price of our Common Stock was $2.11 per share. We urge stockholders to obtain a current market price for the shares before deciding whether to tender their shares.

8. Source and Amount of Funds

Assuming that 1,700,000 shares are purchased in the Offer at a price of $2.30 per share, the aggregate purchase price will be $3.9 million. We expect that expenses for the Offer will be approximately $30,000.

We anticipate that we will pay for the shares tendered in the Offer and all expenses applicable to the Offer from cash and cash equivalents. As of November 14, 2017, we had approximately $27.7 in cash and cash equivalents.

The Offer is not conditioned upon the receipt of financing.

9. Certain Information Concerning the Company

Overview of Our Business

We are a manufacturer, marketer and distributor of a diversified range of health care and cold remedy products that are offered to the general public. We are also engaged in the research and development of potential over-the-counter drug and natural base health products including supplements, personal care and cosmeceutical products.

In March 2017, we sold our Cold-EEZE® business to a wholly-owned subsidiary of Mylan N.V. for $50 million before taking into account taxes, transaction costs and related deal expenses, restructuring costs and post-closing escrow requirements.

We are a Delaware corporation and our address is ProPhase Labs, Inc., 621 Doylestown, Pennsylvania 18901.

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Where You Can Find More Information

We file annual, quarterly and current reports, proxy statements and other information with the SEC relating to our business, financial condition and other matters. You can also read and copy any materials we file with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. Copies can be obtained from the SEC upon payment of the prescribed fees. The SEC also maintains a Web site at www.sec.gov that contains reports, proxy statements and other information regarding issuers that file electronically with it. We make available free of charge at www.prophaselabs.com (in the “Investor Relations” section) copies of materials we file with, or furnish to, the SEC.

We also have filed an Issuer Tender Offer Statement on Schedule TO with the SEC that includes additional information relating to the Offer. The Issuer Tender Offer Statement on Schedule TO, together with any exhibits and amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.

Incorporation by Reference

The rules of the SEC allow us to “incorporate by reference” information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The following documents that have been previously filed with the SEC contain important information about us and we incorporate them by reference (other than any portions of the respective filings that were furnished to, rather than filed with, the SEC under applicable SEC rules):

SEC Filings	Date Filed

Annual Report on Form 10-K for the fiscal year ended December 31, 2016	February 24, 2017

Definitive Proxy Statement on Schedule 14A	March 3, 2017

Quarterly Reports on Form 10-Q	May 15, 2017, August 11, 2017 and November 13, 2017

Current Reports on Form 8-K	January 9, 2017, March 29, 2017, April 19, 2017, May 3, 2017, May 19, 2017, June 6, 2017, June 14, 2017, August 16, 2017, August 24, 2017, September 26, 2017, September 29, 2017, and October 2, 2017

You can obtain any of the documents incorporated by reference in this document from the SEC’s website at the address described above. You also may request a copy of these filings, at no cost, by writing or telephoning the Information Agent at its address and telephone number on the back cover of this Offer to Purchase.

10. Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares

As of November 14, 2017, our directors and executive officers as a group (5 persons) beneficially owned an aggregate of 3,421,080 shares (which includes equity awards that were scheduled to vest within 60 days of November 14, 2017), representing approximately 26.0% of the total number of outstanding shares (including all options exercisable, and RSUs that are scheduled to be delivered, within 60 days of November 14, 2017).

Our directors and executive officers are entitled to participate in the Offer on the same basis as all other stockholders. After completion of the Offer, our directors and executive officers may, in compliance with applicable law, sell their shares in open market or other transactions at prices that may or may not be more favorable than the purchase price to be paid to our stockholders in the Offer.

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Security Ownership by Principal Stockholders and Management

The following table sets forth information with respect to the beneficial ownership of our Common Stock, as of November 14, 2017 (or such other date as indicated) for:

●	each person, entity or group known by us to beneficially own more than 5% of our outstanding Common Stock;

●	each of our executive officers and directors; and

●	all of our executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by footnote, to our knowledge, the persons and entities named in the table below have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to applicable community property laws. Securities that may be beneficially acquired within 60 days of November 14, 2017, including shares subject to options exercisable within 60 days of November 14, 2017 are deemed to be beneficially owned by the person or entity holding such securities for the purpose of computing ownership of such person or entity, but are not treated as outstanding for the purpose of computing the ownership of any other person or entity. Applicable percentage of beneficial ownership is based on 12,428,461 shares of Common Stock outstanding as of November 14, 2017.

Name of Beneficial Owners	Common Stock Beneficially Owned(1)	Percent of Class
5% Stockholders
BML Investment Partners, L.P. (2)	627,322	5.0%
Officers and Directors
Ted Karkus(3)	3,009,638	22.9%
Mark Burnett	310,808	2.5%
Louis Gleckel, MD	79,235	*
Jason Barr	7,721	*
Monica Brady(4)	13,678	*
ALL DIRECTORS AND EXECUTIVE OFFICERS
(Five Persons)	3,421,080	26.0%

* Less than 1%

(1)	Beneficial ownership has been determined in accordance with Rule 13d-3 (“Rule 13d-3”) under the Exchange Act, and unless otherwise indicated, represents shares for which the beneficial owner has sole voting and investment power. The percentage of class is calculated in accordance with Rule 13d-3 based on 12,428,461 shares outstanding on November 14, 2017 and includes options or other rights to subscribe for shares of Common Stock which are exercisable within sixty (60) days of November 14, 2017.

(2)	Based on information of beneficial ownership included in a Schedule 13G filed with the Securities and Exchange Commission on October 2, 2017, which reports the 627,322 shares of Common Stock with shared voting power and shared dispositive power. BML Investment Partners, L.P. is a Delaware limited partnership whose sole general partner is BML Capital Management, LLC. The managing member of BML Capital Management, LLC is Braden M. Leonard. As a result, Mr. Leonard is deemed to be the indirect owner of the shares held directly by BML Investment Partners, L.P. The address of BML Investment partners, L.P. is 65 E Cedar – Suite 2, Zionsville, IN 46077.

(3)	Includes 2,309,638 shares and options to purchase 700,000 shares that are vested and exercisable.

(4)	Includes options to purchase 6,250 shares that are vested and exercisable.

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Equity Compensation Plans

2010 Equity Compensation Plan. Our Amended and Restated 2010 Equity Compensation Plan was adopted by our Board of Directors and approved by our stockholders in April 2011 and most recently amended and restated on May 24, 2016. Our 2010 Equity Compensation Plan is administered by our Compensation Committee, which has full authority and discretion to interpret and apply the provisions of the 2010 Equity Compensation Plan. The 2010 Equity Compensation Plan provides for the grant of incentive stock options, non-qualified stock options, restricted stock and other stock-based awards. As of November 14, 2017, there were outstanding options under our 2010 Equity Compensation Plan to purchase a total of 1,642,000 shares of our Common Stock.

2010 Directors’ Equity Compensation Plan. Our 2010 Directors’ Equity Compensation Plan, as amended, was adopted by our Board of Directors and approved by our stockholders in May 2010 and amended in May 2013. Our 2010 Directors’ Equity Compensation Plan is administered by our Compensation Committee, which has full authority and discretion to interpret and apply the provisions of the 2010 Directors’ Equity Compensation Plan. The 2010 Directors’ Equity Compensation Plan provides for the grant of incentive stock options, non-qualified stock options, restricted stock and other stock-based awards. As of November 14, 2017, under our 2010 Directors’ Equity Compensation Plan, there were no outstanding options to purchase shares of our Common Stock.

Compensation of Directors

Directors who are also employees receive no compensation for their service as a director. Each non-employee director receives a quarterly Board fee of $9,750, paid quarterly following the close of each quarter, pro-rated for partial service. Non-employee directors do not receive additional fees for attendance at Board or committee meetings. We reimburse each non-employee member of our Board for out-of-pocket expenses incurred in connection with attending Board and Committee meetings. Non-employee directors do not participate in any Company nonqualified deferred compensation plan and we do not pay any life insurance policies for the directors. Any director who is an employee of the Company is not entitled to compensation for service as a Board member.

Recent Securities Transactions

Based on our records and to the best of our knowledge, no transactions in our Common Stock have been effected in the past 60 days by us or our executive officers, directors, affiliates or subsidiaries or by the executive officers or directors of our subsidiaries, except as noted below.

Ted Karkus, Chairman of the Board of Directors and Chief Executive Officer, Robert V. Cuddihy, Jr., our then Chief Operating Officer and Chief Financial Officer, and one of our directors tendered and sold 364,954, 358,621 and 4,379 shares of Common Stock, respectively, in our tender offer that expired on September 25, 2017.

11. Effects of the Tender Offer on the Market for Shares; Registration under the Exchange Act

The purchase by us of shares under the Offer will reduce the number of shares that might otherwise be traded publicly and is likely to reduce the number of stockholders. As a result, trading of a relatively small volume of the shares after consummation of the Offer may have a greater impact on trading prices than would be the case prior to consummation of the Offer.

We believe that there will be a sufficient number of shares outstanding and publicly traded following completion of the Offer to ensure a continued trading market for the shares. Based upon published guidelines of NASDAQ, we do not believe that our purchase of shares under the Offer will cause the remaining outstanding shares to be delisted from NASDAQ. The Offer is conditioned upon there not being any reasonable likelihood, in our reasonable judgment, that the consummation of the Offer and the purchase of shares will cause the shares to be delisted from NASDAQ or be held of record by less than 300 persons. See Section 6.

Shares are currently “margin securities” under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using such shares as collateral. We believe that, following the purchase of shares under the Offer, the shares will continue to be “margin securities” for purposes of the Federal Reserve Board’s margin rules and regulations.

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The shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and the Commission and comply with the Commission’s proxy rules in connection with meetings of our stockholders. We believe that our purchase of shares under the Offer pursuant to the terms of the Offer will not result in the shares becoming eligible for deregistration under the Exchange Act.

12. Legal Matters; Regulatory Approvals

We are not aware of any license or regulatory permit that is material to our business that might be adversely affected by our acquisition of shares as contemplated by the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for the acquisition or ownership of shares by us as contemplated by the Offer. Should any such approval or other action be required, we presently contemplate that we will seek that approval or other action. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for shares tendered under the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to its business and financial condition. Our obligations under the Offer to accept for payment and pay for shares is subject to conditions. See Section 6.

13. Material U.S. Federal Income Tax Consequences

General. The following discussion is a summary of certain material U.S. federal income tax consequences to stockholders with respect to a sale of shares for cash pursuant to the Offer. The discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations, administrative pronouncements of the IRS and judicial decisions, all in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect, or differing interpretations, which could result in U.S. federal income tax consequences different from those described below. The discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular stockholder in light of the stockholder’s particular circumstances or to certain types of stockholders subject to special treatment under the U.S. federal income tax laws, including, without limitation, banks or other financial institutions, U.S. expatriates, tax-exempt organizations, life insurance companies, dealers or traders in securities or currencies, regulated investment companies, real estate investment trusts, employee benefit plans, U.S. Holders (as defined below) whose “functional currency” is not the U.S. dollar, U.S. holders holding their shares through non-U.S. brokers or other non-U.S. intermediaries, partnerships or other entities treated as partnerships for U.S. federal income tax purposes, stockholders holding the shares as part of a conversion transaction, as part of a hedge or hedging transaction, or as a position in a straddle for U.S. federal income tax purposes or persons who received their shares through exercise of employee stock options or otherwise as compensation. In addition, the discussion below does not consider the effect of any alternative minimum taxes, the Medicare investment tax, state or local or non-U.S. taxes or any U.S. federal tax laws other than those pertaining to income taxation. The discussion assumes that the shares are held as “capital assets” within the meaning of Section 1221 of the Code. We have neither requested nor obtained a written opinion of counsel or a ruling from the IRS with respect to the tax matters discussed below.

As used herein, a “U.S. Holder” means a beneficial owner of shares that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the U.S., (ii) a corporation (or other entity treated as a corporation for these purposes) that is created or organized in or under the laws of the U.S., any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if (x) a court within the U.S. is able to exercise primary supervision over the administration of the trust, and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (y) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. As used herein, a “Non-U.S. Holder” means a beneficial owner of shares that is neither a U.S. Holder nor a partnership (or other entity treated as a partnership for U.S. federal income tax purposes). If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A partnership holding shares and partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of a sale of shares for cash pursuant to the Offer.

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Each stockholder should consult its own tax advisor as to the particular U.S. federal income tax consequences to such stockholder of tendering shares pursuant to the Offer and the applicability and effect of any state, local or non-U.S. tax laws and other tax consequences with respect to the Offer.

U.S. Federal Income Tax Treatment of U.S. Holders

Non-Participation in the Offer. U.S. holders that do not participate in the Offer will not incur any tax liability as a result of the consummation of the Offer.

Characterization of Sale of Shares Pursuant to the Offer. An exchange of shares by a stockholder for cash pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. The U.S. federal income tax consequences to a U.S. Holder may vary depending upon the U.S. Holder’s particular facts and circumstances. Under Section 302 of the Code, the sale of shares by a stockholder for cash pursuant to the Offer will be treated as a “sale or exchange” of the tendered shares for U.S. federal income tax purposes, rather than as a distribution with respect to the shares held by the tendering U.S. Holder, if the sale (i) results in a “complete termination” of the U.S. Holder’s equity interest in us under Section 302(b)(3) of the Code, (ii) is a “substantially disproportionate” redemption with respect to the U.S. Holder under Section 302(b)(2) of the Code, or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder under Section 302(b)(1) of the Code, each as described below (the “Section 302 Tests”).

The sale of shares pursuant to the Offer by a U.S. Holder will be a “complete termination” if either (i) the U.S. Holder owns none of our shares either actually or constructively immediately after the shares are sold pursuant to the Offer, or (ii) the U.S. Holder actually owns none of our shares immediately after the sale of shares pursuant to the Offer and, with respect to shares constructively owned by the U.S. Holder immediately after the Offer, the U.S. Holder is eligible to waive, and effectively waives, constructive ownership of all such shares under procedures described in Section 302(c) of the Code.

The sale of shares pursuant to the Offer by a U.S. Holder will be “substantially disproportionate” if the percentage of our outstanding shares actually and constructively owned by the U.S. Holder immediately following the sale of shares pursuant to the tender offer is less than 80% of the percentage of the outstanding shares actually and constructively owned by the U.S. Holder immediately before the sale of shares pursuant to the Offer.

Even if the sale of shares pursuant to the Offer by a U.S. Holder fails to satisfy the “complete termination” test or the “substantially disproportionate” test, a U.S. Holder may nevertheless satisfy the “not essentially equivalent to a dividend” test if the U.S. Holder’s surrender of shares pursuant to the Offer results in a “meaningful reduction” in the U.S. Holder’s interest in us. Whether the receipt of cash by a U.S. Holder will be “not essentially equivalent to a dividend” will depend upon the U.S. Holder’s particular facts and circumstances. The IRS has indicated in published rulings that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute a “meaningful reduction.”

Special “constructive ownership” rules will apply in determining whether any of the Section 302 Tests has been satisfied. A U.S. Holder must take into account not only the shares that are actually owned by the U.S. Holder, but also shares that are constructively owned by the U.S. Holder within the meaning of Section 318 of the Code. Very generally, a U.S. Holder may constructively own shares actually owned, and in some cases constructively owned, by certain members of the U.S. Holder’s family (except that in the case of a “complete termination” a U.S. Holder may waive, under certain circumstances, attribution from family members) and certain entities (such as corporations, partnerships, trusts and estates) in which the U.S. Holder has an equity interest, as well as shares the U.S. Holder has an option to purchase.

Contemporaneous dispositions or acquisitions of shares by a U.S. Holder or related individuals or entities may be deemed to be part of a single integrated transaction and may be taken into account in determining whether the Section 302 Tests have been satisfied. Each U.S. Holder should be aware that, because proration may occur in the Offer, even if all the shares actually and constructively owned by a stockholder are tendered pursuant to the Offer, fewer than all of these shares may be purchased by us. Thus, proration may affect whether the surrender of shares by a stockholder pursuant to the Offer will meet any of the Section 302 Tests.

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U.S. Holders should consult their own tax advisors regarding the application of the three Section 302 Tests to their particular circumstances, including the effect of the constructive ownership rules on their sale of shares pursuant to the Offer.

Sale or Exchange Treatment. If any of the above three Section 302 Tests is satisfied, and the sale of the shares is therefore treated as a “sale or exchange” for U.S. federal income tax purposes, the tendering U.S. Holder will recognize gain or loss equal to the difference between the amount of cash received by the U.S. Holder and such holder’s adjusted tax basis in the shares sold pursuant to the Offer. Generally, a U.S. Holder’s adjusted tax basis in the shares will be equal to the cost of the shares to the U.S. Holder. Any gain or loss will be capital gain or loss, and generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the shares that were sold exceeds one year as of the date of the purchase by us pursuant to Offer. Certain U.S. Holders (including individuals) are eligible for reduced rates of U.S. federal income tax in respect of long-term capital gain. A U.S. Holder’s ability to deduct capital losses is subject to limitations under the Code. A U.S. Holder must calculate gain or loss separately for each block of shares (generally, shares acquired at the same cost in a single transaction) that we purchase from the U.S. Holder pursuant to the Offer.

Distribution Treatment. If none of the Section 302 Tests are satisfied, the tendering U.S. Holder will be treated as having received a distribution by us with respect to the U.S. Holder’s shares in an amount equal to the cash received by such holder pursuant to the Offer. The distribution would be treated as a dividend to the extent of such holder’s pro rata share of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Such a dividend would be taxed in its entirety without a reduction for the U.S. Holder’s adjusted tax basis of the shares sold and the adjusted tax basis of such sold shares would be added to the adjusted tax basis of the U.S. Holder’s remaining shares, if any. Provided that minimum holding period requirements are met, any distribution treated as a dividend will generally constitute “qualified dividend income” and, as a result, non-corporate U.S. Holders (including individuals) generally will be subject to U.S. federal income taxation at the reduced long-term capital gain rates on the gross amounts treated as dividends. The amount of any distribution in excess of our current or accumulated earnings and profits would be treated as a return of the U.S. Holder’s adjusted tax basis in the shares (with a corresponding reduction in such U.S. Holder’s adjusted tax basis until reduced to zero), and then as gain from the sale or exchange of the shares.

If a sale of shares by a corporate U.S. Holder is treated as a dividend, the corporate U.S. Holder may be (i) eligible for a dividends received deduction (subject to applicable exceptions and limitations) and (ii) subject to the “extraordinary dividend” provisions of Section 1059 of the Code. Corporate U.S. Holders should consult their tax advisors regarding (i) whether a dividend-received deduction will be available to them, and (ii) the application of Section 1059 of the Code to the ownership and disposition of their shares.

The determination of whether a corporation has current or accumulated earnings or profits is complex and the legal standards to be applied are subject to uncertainties and ambiguities. Additionally, whether a corporation has current earnings and profits can be determined only at the end of the taxable year. Accordingly, the extent to which a U.S. Holder will be treated as receiving a dividend if the repurchase of its shares pursuant to the Offer is not entitled to sale or exchange treatment under Section 302 of the Code is unclear.

It is possible that a U.S. Holder tendering shares in this Offer in a manner that satisfies one of the Section 302 Tests may nevertheless receive an IRS Form 1099-DIV (which will also be filed with the IRS) that reports all of the cash that such U.S. Holder receives as a dividend for United States federal income tax purposes. Such a U.S. Holder is not precluded, however, from taking the position that the amounts received pursuant to the Offer represent amounts received upon a sale or exchange of the shares.

U.S. Federal Income Tax Treatment of Non-U.S. Holders

Withholding for Non-U.S. Holders. See Section 3 and the discussion below under “Distribution Treatment” with respect to the application of U.S. federal income tax withholding to payments made to Non-U.S. Holders pursuant to the Offer.

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Sale or Exchange Treatment. Gain realized by a Non-U.S. Holder on a sale of shares for cash pursuant to the Offer generally will not be subject to U.S. federal income tax if the sale is treated as a “sale or exchange” of the tendered shares pursuant to the Section 302 Tests described above under “U.S. Federal Income Tax Treatment of U.S. Holders” unless (i) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the U.S. (and, if an income tax treaty applies, the gain is generally attributable to the U.S. permanent establishment maintained by such Non-U.S. Holder), (ii) in the case of gain realized by a Non-U.S. Holder that is an individual, such Non-U.S. Holder is present in the U.S. for 183 days or more in the taxable year of the sale and certain other conditions are met or (iii) the shares constitute a U.S. real property interest and the Non-U.S. Holder held, actually or constructively, at any time during the five-year period preceding the Offer more than 5% of our shares. Our shares will constitute a U.S. real property interest with respect to a Non-U.S. Holder if we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of (i) the period during which the Non-U.S. Holder held shares or (ii) the five-year period ending on the date the Non-U.S. Holder sells shares pursuant to the Offer. We do not believe that we have been a United States real property holding corporation at any time during the last five years.

Distribution Treatment. If the Non-U.S. Holder does not satisfy any of the Section 302 Tests explained above, the full amount received by the Non-U.S. Holder with respect to the sale of shares to us pursuant to the Offer will be treated as a distribution to the Non-U.S. Holder with respect to the Non-U.S. Holder’s shares. The characterization of such distribution for U.S. federal income tax purposes as a dividend, tax-free return of capital or as gain from the sale of shares will be determined in the manner described above under “U.S. Federal Income Tax Treatment of U.S. Holders.” Amounts treated as a dividend paid to a Non-U.S. Holder generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the U.S. and such holder’s country of residence.

To obtain a reduced rate of withholding under a tax treaty, a Non-U.S. Holder must deliver to the Depositary a properly completed IRS Form W-8BEN or W-8BEN-E (or other applicable form) before the payment is made. In the case of a Non-U.S. Holder that is an entity, the applicable form must also establish that the Non-U.S. Holder is not subject to or exempt from withholding tax under Sections 1471 through 1474 of the Code, commonly referred to as “FATCA”, and administrative guidance. FATCA generally imposes a 30% withholding tax on dividends on our stock if paid to a foreign entity unless (i) if the foreign entity is a “foreign financial institution” (as specifically defined under these rules), the foreign entity undertakes certain due diligence, reporting, withholding, and certification obligations, (ii) if the foreign entity is not a “foreign financial institution,” the foreign entity identifies certain of its U.S. investors, or (iii) the foreign entity is otherwise exempt under FATCA.

To obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the U.S., a Non-U.S. Holder must deliver to the Depositary a properly completed IRS Form W-8ECI (or successor form). A Non-U.S. Holder that qualifies for an exemption from withholding on these grounds generally will be required to file a U.S. federal income tax return and generally will be subject to U.S. federal income tax on income derived from the sale of shares pursuant to the Offer in the same manner and to the same extent as if it were a U.S. Holder, and in the case of a foreign corporation, an additional branch profits tax may be imposed, at a rate of 30% (or a lower rate specified in an applicable income tax treaty), with respect to such income.

If a Non-U.S. Holder tenders shares held in a U.S. brokerage account or otherwise through a U.S. broker, dealer, commercial bank, trust company, or other nominee, such U.S. broker or other nominee will generally be the withholding agent for the payment made to the Non-U.S. Holder pursuant to the Offer. Such U.S. brokers or other nominees may withhold or require certifications in this regard. Non-U.S. Holders tendering shares held through a U.S. broker or other nominee should consult such U.S. broker or other nominee and their own tax advisors to determine the particular withholding procedures that will be applicable to them. Notwithstanding the foregoing, even if a Non-U.S. Holder tenders shares held in its own name as a holder of record and delivers to the Depositary a properly completed IRS Form W-8BEN or W-8BEN-E (or other applicable form) before any payment is made, the Depositary has advised us that it will assume that the tender is treated as a dividend and withhold 30% of the gross proceeds unless the Depositary determines that a reduced rate of withholding applies under an applicable income tax treaty or exemption from withholding is applicable, regardless of whether the tender is properly treated as a sale or exchange of a particular Non-U.S. Holder’s tendered shares and is exempt from U.S. federal withholding and income tax.

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A Non-U.S. Holder may be eligible to obtain a refund of all or a portion of any tax withheld if the Non-U.S. Holder (i) meets the Section 302 tests described above and the tender is properly characterized as a sale (as opposed to a dividend) or (ii) is otherwise able to establish that no tax or a reduced amount of tax is due.

Non-U.S. Holders are urged to consult their own tax advisors regarding the application of U.S. federal withholding tax to the sale of shares pursuant to the Offer, including the eligibility for withholding tax reductions or exemptions and refund procedures.

Backup Withholding

See Section 3 with respect to the application of the U.S. federal backup withholding tax.

14. Extension of the Tender Offer; Termination; Amendment

Notwithstanding anything to the contrary contained herein, we expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 6 shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. We also expressly reserve the right, in our sole discretion, to terminate the Offer and not accept for payment or pay for any shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for shares upon the occurrence of any of the conditions specified in Section 6 hereof by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 6 shall have occurred or shall be deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of shares or by decreasing or increasing the number of shares being sought in the Offer. Amendments to the Offer may be made at any time and from time to time effected by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Time. Any public announcement made under the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through Business Wire or another comparable service. In addition, we would file such press release as an exhibit to the Schedule TO.

If we materially change the terms of the Offer or the information concerning the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the Commission provide that the minimum period during which a tender offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information; however, in no event will the Offer remain open for fewer than five business days following such a material change in the terms of, or information concerning, the Offer. If (1)(a) we increase or decrease the price to be paid for shares, (b) decrease the number of shares being sought in the Offer, or (c) increase the number of shares being sought in the Offer by more than 2% of our outstanding shares and (2) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date on which such notice of an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 14, the Offer will be extended until the expiration of such period of ten business days.

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15. Fees and Expenses

We have retained MacKenzie Partners, Inc. to act as Information Agent and American Stock Transfer & Trust Company, LLC to act as Depositary in connection with the Offer. The Information Agent may contact holders of shares by mail, facsimile and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

We will not pay any fees or commissions to brokers, dealers or other persons (other than as described above) for soliciting tenders of shares pursuant to the Offer. Stockholders holding shares through brokers or commercial banks are urged to consult the brokers or commercial banks to determine whether transaction costs may apply if stockholders tender shares through the brokers or commercial banks and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or the agent of the Information Agent or the Depositary for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares, except as otherwise provided in Instruction 6 in the Letter of Transmittal.

16. Financial Information

The consummation of the Offer will have the following effect on our financial statements:

●	our cash on hand will decrease by the amount of funds used by us to consummate the Offer, including the payment of fees and expenses in connection with the Offer;

●	total stockholders’ equity will decrease by the amount of funds used to pay for the shares repurchased in the Offer;

●	the number of our outstanding shares will be decreased by the number of shares repurchased in the Offer; and

●	our earnings/loss per share at any given level of our net income/loss will increase proportionately by virtue of the decrease in our outstanding shares.

17. Miscellaneous

We are not aware of any U.S. state where the making of the Offer is not in compliance with applicable law. If we become aware of any U.S. state where the making of the Offer or the acceptance of shares pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in such U.S. state.

Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the Commission an Issuer Tender Offer Statement on Schedule TO, which contains additional information with respect to the Offer (the “Schedule TO”). The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 9 with respect to information concerning us.

You should only rely on the information contained in this document or to which we have referred you. We have not authorized any person to make any recommendation on behalf of us as to whether you should tender or refrain from tendering your shares in the Offer. We have not authorized any person to give any information or to make any representation in connection with the Offer other than those contained in this document or in the related Letter of Transmittal. If given or made, any recommendation or any such information or representation must not be relied upon as having been authorized by us, the Information Agent or the Depositary.

November 20, 2017

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PROPHASE LABS, INC.

November 20, 2017

The Letter of Transmittal, certificates for shares and any other required documents should be sent or delivered by each stockholder of the Company or his or her commercial bank, broker, dealer, trust company or other nominee to the Depositary as follows:

The Depositary for the Offer is:

By Hand, Express Mail, Courier, or Other Expedited Service: American Stock Transfer & Trust Company, LLC Operations Center Attention: Reorganization Department 6201 15th Avenue Brooklyn, NY 11219	By Mail: American Stock Transfer & Trust Company, LLC Operations Center Attention: Reorganization Department 6201 15th Avenue New York, NY 11219

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent at the telephone number and location listed below. You may also contact your commercial bank, broker, dealer, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

105 Madison Avenue

New York, New York 10016

(212) 929-5500 (Call Collect)

or

Call Toll-Free (800) 322-2885

Email: tenderoffer@mackenziepartners.com